[Company Logo]


                               403(B) ENDORSEMENT

                    FIDELITY SECURITY LIFE INSURANCE COMPANY
                                  3130 BROADWAY
                           KANSAS CITY, MO 64111-2406
--------------------------------------------------------------------------------

The contract to which this endorsement is attached has been issued as a tax sheltered annuity for the benefit of the Annuitant as provided under Section 403(b) of the Internal Revenue Code (Code). This Endorsement forms a part of the Contract to which it is attached and is effective as of the date of the Contract unless indicated otherwise in writing by the Company. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control.

The Contract is amended as follows:

1. Exclusive Benefit. This contract is established for the exclusive benefit of the Annuitant. The Annuitant must be an individual employee of an organization in Section 403(b)(1)(a) of the Code. It may not be assigned, pledged as collateral for a loan or as security for the performance of an obligation, except pursuant to a loan from the Contract or to the Company on surrender or settlement. Unless otherwise designated in the application or by endorsement, the Annuitant shall be the Owner of this contract.

2. Nonforfeitability. None of the Annuitant's rights in this contract may be forfeited.

3. Permitted Distributions. Distribution to the Annuitant under the Contract's withdrawal, surrender or settlement provisions shall be made pursuant to the terms of the plan document, if any, but withdrawals may not be made of any amounts attributable to contributions made pursuant to a salary reduction agreement after December 31, 1988 and the earnings on such contributions and on such amounts held on December 31, 1988, or from that portion of annuity proceeds transferred from a 403(b)(7) account, prior to the earliest of: (1) the Annuitant's attained age of 59 1/2; (2) the Annuitant's separation from service; (3) the Annuitant's disability, as defined in section 72(m)(7) of the Code; (4) the Annuitant's hardship, as defined in the Code and any regulations thereunder, or any other such definition as may hereafter be assigned by the Secretary of the Treasury; or (5) the Annuitant's death. Distribution made on account of hardship shall not include any earnings on amounts contributed.

4. Maximum Contributions. Elective contributions made pursuant to section 403(b), rollover contributions pursuant to section 403(b)(8), and transfers from a 403(b) contract under Rev. Rul. 90-24 may be made, subject to the minimum premium payment limitations of the contract. Elective contributions to the contract made pursuant to a salary reduction agreement may not exceed the amount of the limitation in effect under Code Section 402(g) for each calendar year. All contributions must be in cash and shall not exceed the amount allowed by Code Section 403(b) and 415.

     (a)  Purchase  payments must be made by an  organization  described in Code
          Section 403(b)(1)(A), except in the case of a rollover contribution under Code Sections 403(b)(8) or 408(d)(3), or a nontaxable transfer from another contract qualifying under Code Section 403(b) or a custodial account qualifying under Code Section 403(b)(7).

5. Lifetime Minimum Distribution Rules. The distribution of the annuity proceeds from the contract shall be made in accordance with the minimum distribution requirements of section 401(a)(9) of the Code and the Federal Income Tax Regulations thereunder, including the incidental death benefit provisions of section 1.401(a)(9)-2 of the Federal Income Tax Regulations, all of which are herein incorporated by reference. For purposes of the contract, the term "Required Beginning Date" shall mean, except as provided otherwise in the Code and the Regulations thereunder, April 1 of the calendar year following the later of (1) the calendar year in which the Annuitant attains age 70 1/2 or (2) the calendar year in which the Annuitant retires.

     On or before the Required Beginning Date the Owner must elect to have the Annuitant's entire annuity proceeds of the Policy distributed in one of the following forms:

     (a)  a single sum payment;

     (b)  equal or substantially equal payments over the Annuitant's lifetime;

     (c) equal or substantially equal payments over the lifetime of the Annuitant and the lifetime of the Annuitant's designed beneficiary;

     (d) equal or substantially equal payments over a specified period that may not be longer than the Annuitant's life expectancy; or

     (e) equal or substantially equal payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Annuitant and his or her designated beneficiary.

     Distributions under this provision are considered to have begun if they are made on account of the Annuitant reaching his or her Required Beginning Date. Life expectancy for distributions under any of the above payment forms may not be recalculated.

     Minimum Amounts to be Distributed. If the Annuitant's entire annuity proceeds under the contract are to be distributed in other than a single sum payment, the payments must be made in periodic payments at intervals of no longer than one year (commencing with the Required Beginning Date and each year thereafter). The minimum amount distributed must be at least an amount equal to the quotient obtained by dividing the annuity proceeds accruing after December 31, 1986, by the life expectancy of the Annuitant or the joint and last survivor expectancy of the Annuitant and designated beneficiary. After the Required Beginning Date, the annual distribution, including that made for the year in which the Required Beginning Date occurs, shall be made by December 31 of each year. The preceding sentence shall not apply if the cash value is applied under a settlement option meeting the requirements of Q&A F-3 of section 1.40(a)(9)-1 of the Income Tax Regulations.

     Upon the Annuitant's attainment of age 75, the payment specified in the preceding paragraph shall be increased by an amount which shall be paid from that portion of the annuity proceeds accrued prior to January 1, 1987. Such increase shall be the quotient obtained by dividing: (1) that portion of the annuity proceeds accrued prior to January 1, 1987, multiplied by .5 and increased by $1.00; by (2) the Annuitant's life expectancy or the joint life and last survivor expectancy of the Annuitant and the designated beneficiary.

     Life expectancy and joint and last survivor life expectancy are computed by use of the tables contained in section 1.72-9 of the Federal Income Tax Regulations. For purposes of this computation, unless otherwise elected by the Annuitant prior to the Required Beginning Date, life expectancies of the Annuitant and spouse beneficiary shall be recalculated annually. An Annuitant may elect no recalculation by filing an election with the Company by the Required Beginning Date. Such election shall be irrevocable and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary shall not be recalculated. If the Annuitant's beneficiary is other than his or her spouse, the recalculated joint life expectancy will use the Annuitant's recalculated life expectancy and the life expectancy of the beneficiary as of the date of the first payment minus the number of whole years elapsed since distribution first commenced.

     If the Annuitant's Beneficiary is other than his or her spouse, the distribution must not be less than the amount obtained by dividing the contract value by the divisor determined by the tables set forth in Q&A 4 of section 1.401(a)(9)-2 of the Income Tax Regulations.

     After the Required Beginning Date, distributions under a settlement option shall be made in accordance with the requirements of section 403(b)(10) of the Code and the Regulations thereunder.

     An Annuitant shall be permitted to withdraw the required distribution in any year from another 403(b) contract or account maintained for the benefit of the Annuitant in accordance with Notice 88-38. The Annuitant shall be solely responsible in such instance for determining whether the minimum distribution requirements are met, and the Company shall have no responsibility for such determination.

6. Distribution Upon Death of Annuitant. If the Annuitant dies before all contract values have been distributed, the following rules apply unless deferral is allowed under Section 1.403(b)-2 of the Regulations:

     (a) If the Annuitant dies after the distribution of benefits has started, any remaining benefits will continue to be distributed at least as rapidly as under the method of distribution being used at the Annuitant's death.

     (b) If the Annuitant dies before distribution of benefits begins, all contract values must be distributed in accordance with the settlement option selected by the beneficiary, subject to the following:

          (1) With respect to that portion of the Cash Value accruing after December 31, 1986, if the beneficiary is a surviving spouse, payments to a spouse shall (1) commence on or before the later of: (i) December 31 of the calendar year immediately following the calendar year in which the Annuitant died; or (ii) December 31 of the calendar year in which the Annuitant would have attained age 70 1/2; or (2) be distributed in their entirety to such spouse on or before December 31 of the calendar year which contains the fifth anniversary of the date of the Annuitant's death. Should the surviving spouse die before payments begin, these provisions shall apply after the death of the surviving spouse as if the surviving spouse were the Annuitant.

          (2) With respect to that portion of the Cash Value accruing after December 31, 1986, if the beneficiary is an individual other than a surviving spouse, payments to the beneficiary shall: (1) commence no later than December 31 of the calendar year immediately following the calendar year in which the Annuitant died, or (2) be distributed in their entirety to the beneficiary on or before December 31, of the calendar year which contains the fifth anniversary of the date of the Annuitant's death.

          (3) With respect to that portion of the Cash Value accruing after December 31, 1986, if the beneficiary is not an individual, payments to the beneficiary must be completely distributed on or before December 31 of the calendar year which contains the fifth anniversary of the date of the Annuitant's death.

               Those portions of the Cash Value which are payable to a surviving spouse and non-souse beneficiary(ies) shall be treated separately for purposes of satisfying the foregoing restrictions.

          (4) With respect to that portion of the Cash Value accrued as of December 31, 1986, payments may commence to the Beneficiary at the time elected by the Beneficiary. If no settlement option has been selected and the beneficiary dies, the balance shall be paid to the beneficiary's estate in a lump sum.

     The required amount to be distributed each year under (1) or (2) above must be at least an amount equal to the quotient obtained by dividing the contract value as of the December 31 preceding distribution by the life expectancy of the designated Beneficiary. Life expectancy is calculated using the tables contained in Section 1.72-9 of the Income Tax Regulations. The life expectancy of a surviving spouse beneficiary shall be recalculated annually unless the surviving spouse elects not to recalculate life expectancy. The life expectancy of any nonspouse designated beneficiary may not be recalculated. The life expectancy of such nonspouse beneficiary is calculated at the time of the first payment, and payments for later years will be based on such life expectancy minus the number of whole years elapsed since distribution first commenced.

     For purposes of this paragraph, any amount paid to a child of the Annuitant will be treated as if it has been paid to the surviving spouse if the balance of the contract becomes payable to the surviving spouse when the child reaches age of majority.

7. Direct Rollover Rules. With respect to any withdrawal, surrender or settlement option payment under the contract which is an Eligible Rollover Distribution, a Distributee may elect to have any portion of the Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. For purposes of this provision:

     (a) "Eligible Rollover Distribution" means any distribution of all or any portion of the Cash Value, except that an Eligible Rollover Distribution does not include: (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the
          Distributee or the joint lives (or joint expectancy) of the Distributee and the Distributee's designated beneficiary or for a specified period of ten years or more; (2) any portion of a distribution to the extent such distribution is required under section 401(a)(9) of the Code or not includable in gross income; and (3) for any distributions after December 31, 1998, any hardship distributions described in Code Section 401(k)(2)(B)(i)(iv).

     (b) "Eligible Retirement Plan" means an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, or an annuity contract, custodial account and retirement account described in section 403(b) of the Code, that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

     (c) "Direct Rollover" means a payment from the Cash Value paid by the Company for the benefit of the Distributee to the Eligible Retirement Plan specified by the Distributee.

     (d) "Distributee" means the Annuitant. In addition, the Annuitant's surviving spouse and Annuitant's spouse or former spouse under a qualified domestic relations order, as defined in section 414(p) of the Code, are Distributees with regard to such person's interest.

9. Employee Retirement Income Security Act of 1974 (ERISA). If this Contract is part of a plan which is subject to ERISA, any payments and distributions under this Contract (whether as income, as proceeds payable at the Annuitant's death, upon partial redemption or full surrender or otherwise), and any Beneficiary designation, shall be subject to the joint and survivor annuity and preretirement survivor annuity requirements of ERISA Section 205.

9. Amendment. This contract shall be amended without consent of the Owner, Annuitant or beneficiary (in Kansas, Pennsylvania and Washington only, with consent of Owner) as required to insure that this contract continues to satisfy the applicable requirements of the Code, as amended, and the regulations thereunder, in effect during the term of this contract. A copy of each amendment will be furnished to the Owner.




                                    Secretary













April 7, 1999